Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2006

FOURTH QUARTER AND YEAR-END RESULTS

2006 Highlights:

•                  Record Annual Revenues of $135.8 Million

•                  Q4 FY 2006 Net Income Rises 20% to $1.3 Million, or $0.15 Per Diluted Share

•                  Full Year FY 2006 Net Income Rises 20% to $4.9 Million, or $0.60 Per Diluted Share

•                  Planning Significant 2007 Investment in Senior Enrollment Programs

Culver City, CA – December 28, 2006 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 171,000 HMO enrollees in Southern California, today announced financial results for its fiscal 2006 fourth quarter and fiscal year ended September 30, 2006 (see attached tables).

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “During fiscal 2006, we substantially completed the integration of Genesis Healthcare of Southern California (“Genesis”), continued to successfully leverage Prospect’s brand in the Southern California market, and significantly strengthened our Company’s financial position.  Prospect now has the third largest HMO enrollment in Orange County, representing approximately 8.6% of total HMO enrollees.  We also increased our enrollment of more profitable senior lives by 13% during fiscal 2006, a harbinger of our strategic focus for fiscal 2007 and beyond, where we intend to devote increasing efforts and dollars.  Our balance sheet at September 30, 2006 included cash and investments totaling $17.5 million, and shareholders’ equity of $33.8 million, or $4.17 per diluted share.”

Fiscal 2006 Fourth Quarter

Revenues for the fourth quarter of fiscal 2006 were $32.9 million as compared to $35.5 million in the same period last year.   Revenues for the fiscal 2005 fourth quarter included approximately $4.0 million of additional year-to-date 2005 rate increases under Medicare’s phase in of a revised “Risk Adjusted” reimbursement methodology, whereas the fiscal 2006 quarterly revenues included a negative year-to-date impact of approximately $1.5 million related to Risk Adjustment. This Risk Adjustment revenue decrease was partially offset by approximately $600,000 in increased hospital risk pool revenues and approximately $2.9 million in Genesis revenue in the fiscal 2006 period.

2006 cost of revenues was $23.3 million, as compared to $25.1 million in the 2005 period. The decrease was primarily the result of decreased physician bonus expense, which expense amount is closely tied to Risk Adjustment revenues.

2006 gross margin was 29.2% as compared to 29.4% in the same period one year ago, essentially unchanged by the combination of items discussed above.

Higher general and administrative expenses for the fiscal 2006 fourth quarter were due primarily to the 2005 quarter including the favorable impacts of a net recovery of approximately $500,000 in transaction costs upon the September 1, 2005 closing of Prospect’s minority investment in Brotman Medical Center and approximately $600,000 resulting from the favorable conclusion of a longstanding legal matter.

Operating income for the fiscal 2006 fourth quarter was $2.2 million as compared to $3.5 million in the fourth quarter of fiscal 2005.  The decrease in operating income in 2006 results primarily from the decrease in Risk Adjustment revenue during the 2006 period, partially offset by increased hospital risk pool revenue, decreased physician bonus expense and strong results at our joint venture operation. The 2006 joint venture results were positively impacted by Prospect’s participation in Orange County’s OneCare program, a managed care program for individuals who qualify for both Medicare and Medi-Cal benefits (“Medi-Medis”).  Prospect commenced its participation in the OneCare program in 2006 and, as of September 30, 2006, had approximately 1,600 Medi-Medi seniors assigned to its affiliated IPAs.

Prospect’s effective tax rate was 41.2% in the fourth quarter of fiscal 2006, as compared to 57.1% in the comparable period last year. This decrease is primarily related to the $1.0 million write down of the Brotman investment in the 2005 period being treated as a nondeductible capital loss for tax purposes, thereby increasing the effective tax rate in 2005.

Net income for the fourth quarter of fiscal 2006 was $1.3 million, or $0.15 per diluted share, on approximately 8.3 million diluted shares outstanding (“shares outstanding”), as compared to net income of $1.0 million, or $0.13 per diluted share, in the fiscal 2005 fourth quarter, on approximately 8.0 million shares outstanding.  As discussed above, net income for the fiscal 2005 fourth quarter included a $1.0 million charge related to Prospect’s investment in Brotman Medical Center, versus no such charge in the comparable period of fiscal 2006.

Fiscal 2006 Full Year

Total revenue for fiscal 2006 rose 1.7% to $135.8 million from $133.5 million last year, due primarily to inclusion of the Genesis operation in 2006, which contributed approximately $10.5 million in revenue, plus increased 2006 hospital risk pool revenue of approximately $2.2 million. These increases were partially offset by the fluctuation in Medicare risk adjustment amounts between the two periods, as discussed above.

Gross margin increased to 28.4% from 27.8%, reflecting the impact of the items discussed above.

General and administrative expenses for 2006 increased over fiscal 2005 due primarily to the non-recurring 2005 transaction cost recovery and legal settlement discussed above, approximately $900,000 in outside management fees associated with the Genesis operation, which arrangement and fees ended in November 2006, and slightly higher employee costs.

Operating income for fiscal 2006 was $8.3 million as compared to $9.1 million in fiscal 2005.  Operating income for fiscal 2006 included $1.4 million of joint venture income, derived largely from Prospect’s participation in the OneCare program, as compared to $88,000 of joint venture income last year.

Prospect’s effective tax rate was 39% in 2006 as compared to 46% in 2005. This decrease in the effective tax rate is primarily related to the 2005 tax treatment of the Brotman investment, discussed above.

Net income for fiscal 2006 was $4.9 million, or $0.60 per diluted share, on approximately 8.1 million diluted shares outstanding, as compared to net income of $4.1 million, or $0.48 per diluted share, in fiscal 2005, on approximately 8.5 million diluted shares outstanding.

As of September 30, 2006, Prospect had $9.5 million outstanding on its term loan facilities, and $2.5 million outstanding on its revolving credit facility.

Dr. Terner continued, “Prospect has become one of Orange County’s largest managed care management companies.  Our expansion to date has been driven primarily by acquisitions.  While this will remain a vital component of our growth going forward, 2007 will be a period in which Prospect will evolve from a pure roll-up strategy, into a company driven by both internal growth and strategic acquisitions.  We will focus on stabilizing our enrollee base, increasing the number of more profitable Seniors under our care, enhancing our Risk Adjustment program, maximizing our hospital risk pool revenue and strengthening relationships with our HMO, physician and hospital partners.  We plan on making further investments in physician incentives for quality care, as well as in medical management, customer service and marketing personnel, which investments we believe will help drive our growth strategy and earnings, going forward.”

CONFERENCE CALL

Dr. Jack Terner, Chairman and Chief Executive Officer, Catherine Dickson, President and Chief Operating Officer and Mike Heather, Chief Financial Officer, will host a conference call on December 28, 2006 at 4:30 p.m. ET to discuss this news release.  Interested parties may participate in the call by dialing (866) 820-1713 (Domestic) or (706) 643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical conference call. In addition, the conference call will be broadcast live over the Internet at http://audioevent.mshow.com/317134.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Prospect does not acquire bricks and mortar, but rather the medical management of the lives serviced by the acquired IPAs. Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.  Prospect’s 11 affiliated IPAs at September 30, 2006 were comprised of approximately 9,000 primary care and specialist physicians serving approximately 171,000 HMO members.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Income

	Three months ended September 30		Fiscal Year Ended September 30
	2006	2005	2006	2005

Revenues	$32,941,352	$35,514,046	$135,796,277	$133,518,379
Cost of revenues	23,326,267	25,069,836	97,184,201	96,371,197
Gross margin	9,615,085	10,444,210	38,612,076	37,147,182

Operating expenses:
General and administrative	7,327,061	6,553,826	30,205,352	27,228,736
Depreciation and amortization	517,440	142,939	1,513,170	948,017
Total operating expenses	7,844,502	6,696,765	31,718,522	28,176,753

Income (loss) from unconsolidated joint venture	402,473	(216,834)	1,400,492	87,516

Operating income	2,173,057	3,530,611	8,294,046	9,057,945

Interest expense, net	(37,167)	(90,725)	(194,013)	(558,278)
Equity in losses, and write down, of unconsolidated investment	0	(1,000,000)	0	(1,000,000)

Income before income taxes	2,135,890	2,439,886	8,100,033	7,499,667
Income tax provision	879,998	1,394,025	3,193,522	3,415,178
Net income before minority interest	1,255,892	1,045,861	4,906,511	4,084,489

Minority interest	(1,859)	3,473	(16,476)	(11,930)

Net income	$1,254,033	$1,049,334	$4,890,035	$4,072,559

Net income per common share:

Basic earnings per share:	$0.18	$0.17	$0.71	$0.83
Weighted average number of common shares outstanding	7,096,357	6,077,279	6,913,405	4,915,537

Diluted earnings per share:	$0.15	$0.13	$0.60	$0.48
Weighted average number of common and common dilutive shares outstanding:	8,295,394	7,977,126	8,106,652	8,470,411

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2006	2005

Total Current Assets	$24,768	$22,650

Total Assets	$66,657	$57,731

Total Current Liabilities	$24,892	$23,332

Total Liabilities	$32,772	$30,730

Minority Interest	$82	$65

Total Shareholders’ Equity	$33,803	$26,936